EXHIBIT 4.6
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities
Exchange Act of 1934
Elanco Animal Health Incorporated (“Elanco”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock, no par value, and (2) 5.00% tangible equity units.
Description of common stock
The following is a summary of Elanco common stock and important provisions of Elanco’s amended and restated articles of incorporation and amended and restated bylaws. This summary does not purport to be complete and is subject to and qualified by Elanco’s amended and restated articles of incorporation and amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit, and by the provisions of applicable law.
Elanco’s authorized capital stock is comprised of 6,000,000,000 shares, which are made up of (i) 5,000,000,000 shares of common stock, no par value and (ii) 1,000,000,000 shares of preferred stock, no par value, the rights and preferences of which may be established from time to time by Elanco’s board of directors. Holders of Elanco common stock are entitled to the rights set forth below.
Voting Rights
The holders of Elanco common stock are entitled to one vote per share on all matters submitted to a vote of Elanco’s shareholders (including the election or removal of directors), and do not have cumulative voting rights. Directors are elected by a plurality of the votes entitled to be cast. Except as otherwise provided in Elanco’s amended and restated articles of incorporation or as required by law, all matters to be voted on by Elanco’s shareholders other than matters relating to the election and removal of directors will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.
Dividend Rights
Holders of Elanco common stock will share equally in any dividends that may be declared by Elanco’s board of directors out of funds legally available therefor, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Elanco’s affairs, holders of Elanco common stock would be entitled to share ratably in Elanco’s assets that are legally available for distribution to shareholders. If Elanco has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, Elanco must pay the applicable distribution to the holders of its preferred stock before it may pay distributions to the holders of Elanco common stock.
Other Rights
Holders of Elanco common stock do not have preemptive or other rights to subscribe for additional shares of Elanco’s stock. All outstanding shares of Elanco common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Elanco common stock will be subject to those of the holders of any shares of preferred stock that Elanco may issue in the future.

Description of the units
Elanco has issued 11,000,000 5.00% tangible equity units (the “Units”), each with a stated amount of $50.00. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) issued by Elanco and a senior amortizing note (an “amortizing note”) issued by Elanco.
The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” contain a description of certain terms of the Units and their components but are not complete and are subject to, and qualified in their entirety by reference to: (1) the Purchase Contract Agreement, dated as of January 27, 2020 (the “purchase contract agreement”), between Elanco and Deutsche Bank Trust Company Americas, as purchase contract agent (the “purchase contract agent”), attorney-in-fact for the holders of purchase contracts from time to time and as trustee (the “trustee”) under the indenture described below, (2) the Indenture, dated as of August 28, 2018, between Elanco, as issuer, and Deutsche Bank Trust Company Americas, as trustee, and (3) the Second Supplemental Indenture, dated as of January 27, 2020, between Elanco, as issuer and Deutsche Bank Trust Company Americas, as trustee, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
Components of the Units
Each Unit was initially comprised of:
◦a prepaid stock purchase contract issued by Elanco pursuant to which Elanco will deliver to the holder, not later than 5:00 p.m., New York City time, on February 1, 2023 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier settled, a number of shares of Elanco common stock, no par value per share (the “Common Stock”), per purchase contract equal to the settlement rate described under “Description of the Purchase Contracts — Delivery of Common Stock;” and
◦a senior amortizing note issued by Elanco with an initial principal amount of $7.2007 that pays equal quarterly installments of $0.6250 per amortizing note (except for the May 1, 2020 installment payment, which will be $0.6528 per amortizing note), which cash payment in the aggregate will be equivalent to 5.00% per year with respect to the $50.00 stated amount per Unit.
Unless previously settled at the option of the holder as described in “Description of the Purchase Contracts — Early Settlement” or “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” or settled at Elanco’s option as described in “Description of the Purchase Contracts — Early Mandatory Settlement at Elanco’s Election,” Elanco will deliver to each holder of the option not more than 1.5625 shares and not less than 1.3021 shares of Elanco common stock on the mandatory settlement date, based upon the applicable “settlement rate” (as defined under “Description of the Purchase Contracts — Delivery of Common Stock”), which is subject to adjustment as described herein, and the “applicable market value” (as defined under “Description of the Purchase Contracts — Delivery of Common Stock”) of Elanco common stock, as described under “Description of the Purchase Contracts — Delivery of Common Stock.”
Each amortizing note had an initial principal amount of $7.2007. On each February 1, May 1, August 1, and November 1, commencing on May 1, 2020, each amortizing note will pay equal cash installments of $0.6250 on each amortizing note (except for the May 1, 2020 installment payment, which will be $0.6528 per amortizing note), which cash payment in the aggregate per year will be equivalent to 5.00% per year with respect to each $50.00 stated amount of Units. Each installment payment will constitute a payment of interest (at a rate of 2.75% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.”
The initial stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. At initial issuance, Elanco determined that the fair market value of each amortizing note is $7.2007 and the fair market value of each purchase contract is $42.7993, as set forth in the purchase contract agreement.
Separating and Recreating Units
Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.
Separating Units
At initial issuance, the purchase contracts and amortizing notes were purchased and transferred only as Units consisting of a “component purchase contract” and a “component amortizing note” and traded under the CUSIP number for the Units.
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2023 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts — Early Mandatory Settlement at Elanco’s Election”) and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day), a holder will have the right to separate the holder’s Unit into its constituent purchase contract and amortizing note (which is referred to herein as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If the holder beneficially owns a Unit, the holder may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which the holder holds an interest in such Unit (the “participant”) to notify the purchase contract agent, the trustee and The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of the holder’s desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation. “Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed. Separate purchase contracts and separate amortizing notes will be transferable independently from each other.
Recreating Units
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2023 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date and also excluding the business day immediately preceding any installment payment date (provided, the right to recreate the Units shall resume after such business day), a holder may recreate a Unit from the holder’s separate purchase contract and separate amortizing note. If the holder beneficially owns a separate purchase contract and a separate amortizing note, the holder may recreate a Unit by delivering written instruction to the holder’s participant to notify the purchase contract agent, the trustee and DTC through DTC’s DWAC system of the holder’s desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.
Global Securities
Each Unit, purchase contract and amortizing note is represented by global securities registered in the name of a nominee of DTC. Holders are not entitled to receive definitive physical certificates for the Units, purchase contracts or amortizing notes, except under the limited circumstances. Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.

Replacement of Unit Certificates
In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by Elanco at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by Elanco at the expense of the holder upon delivery to Elanco and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to Elanco and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to Elanco and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.
Notwithstanding the foregoing, Elanco will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding February 1, 2023 or the second scheduled trading day immediately preceding any early mandatory settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of Elanco common stock issuable pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.
Description of the purchase contracts
Each purchase contract initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2023 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date,” and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.
As used herein, unless the context otherwise requires, references to: (i) “close of business” refer to 5:00 p.m., New York City time, and (ii) “open of business” refer to 9:00 a.m., New York City time.
Delivery of Common Stock
Unless settled early at the holder’s or Elanco’s option, for each purchase contract Elanco will deliver to the holder on February 1, 2023 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of Elanco common stock. The number of shares of Elanco common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:
•if the “applicable market value” (as defined below) of Elanco common stock is greater than the “threshold appreciation price” (as defined below), then the holder will receive 1.3021 shares of Elanco common stock for each purchase contract (the “minimum settlement rate”);
•if the applicable market value of Elanco common stock is less than or equal to the threshold appreciation price but greater than or equal to the “reference price” (as defined below), then the holder will receive a number of shares of Elanco common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and
•if the applicable market value of Elanco common stock is less than the reference price, then the holder will receive 1.5625 shares of Elanco common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate and the minimum settlement rate are each subject to adjustment as described under “— Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”
The reference price is calculated by dividing $50.00 by the then applicable maximum settlement rate and initially was approximately equal to $32.00.
The threshold appreciation price is calculated by dividing $50.00 by the then applicable minimum settlement rate. The threshold appreciation price, which was initially approximately $38.40, represents a premium of approximately 20% over the reference price.
“Applicable market value” means the arithmetic average of the VWAP per share of Elanco common stock over the settlement period. The “settlement period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2023.
“VWAP” per share of Elanco common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page “ELAN <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open until the scheduled close of trading of the primary trading session on such trading day; or, if such price is not available, the market value per share of Elanco common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Elanco for this purpose. For the avoidance of doubt, “VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
“Trading day” means a day on which:
•there is no “market disruption event” (as defined below); and
•trading in Elanco common stock (or other security for which a VWAP must be determined) generally occurs on the relevant stock exchange (as defined below);
provided, that if Elanco common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Relevant stock exchange” means the NYSE or, if Elanco common stock (or other security for which a VWAP or closing price must be determined) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which Elanco common stock (or such other security) is then listed or, if Elanco common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which Elanco common stock (or such other security) is then listed or admitted for trading.
“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If Elanco common stock (or other such security) is not listed or admitted for trading on a relevant stock exchange, “scheduled trading day” means a “business day.”
“Market disruption event” means:
•a failure by the relevant stock exchange to open for trading during its regular trading session; or
•the occurrence or existence on the relevant stock exchange prior to 1:00 p.m., New York City time, on any scheduled trading day for Elanco common stock (or such other security) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Elanco common stock (or such other security) or in any options contracts or futures contracts relating to Elanco common stock (or such other security).

On the mandatory settlement date, Elanco common stock will be issued and delivered to the holder or the holder’s designee, upon:
•surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form; and
•payment by the holder of any transfer or similar taxes payable in connection with the issuance of Elanco common stock to any person other than you.
As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.
If one or more of the 20 consecutive scheduled trading days in the settlement period is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the settlement period.
Prior to the close of business on the last trading day of the settlement period, the shares of Elanco common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Elanco common stock by virtue of holding such purchase contract. The person in whose name any shares of Elanco common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of the close of business on the last trading day of the settlement period.
Elanco will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Elanco common stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will be obligated to pay that tax.
Hypothetical Settlement Values
For illustrative purposes only, the following table shows the number of shares of Elanco common stock issuable upon settlement of a purchase contract at assumed applicable market values. The table assumes that there will be no adjustments to the fixed settlement rates described under “— Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders or at Elanco’s option as described under “— Early Settlement,” “— Early Settlement Upon a Fundamental Change” or “— Early Mandatory Settlement at Elanco’s Election” below. The actual applicable market value may differ from those set forth in the table below. Based on a reference price of approximately $32.00 and a threshold appreciation price of approximately $38.40, a holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date the number of shares of Elanco common stock for each Unit or separate purchase contract set forth below:

Assumed Applicable Market Value	Number of Shares of Common Stock to be Received on the Mandatory Settlement Date	Assumed Settlement Value (Calculated as Applicable Market Value multiplied by the Number of Shares of Common Stock to be received on the Mandatory Settlement Date)
$10.00	1.5625	$15.63
$15.00	1.5625	$23.44
$20.00	1.5625	$31.25
$25.00	1.5625	$39.06
$30.00	1.5625	$46.88
$32.00	1.5625	$50.00
$34.00	1.4706	$50.00
$36.00	1.3889	$50.00
$38.40	1.3021	$50.00
$40.00	1.3021	$52.08
$50.00	1.3021	$65.11
$60.00	1.3021	$78.13
$70.00	1.3021	$91.15
$80.00	1.3021	$104.17
$90.00	1.3021	$117.19
As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than the threshold appreciation price, Elanco would be obligated to deliver 1.3021 shares of Elanco common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, the holder will receive only a portion of the appreciation in the market value of the shares of Elanco common stock such holder would have received had the holder purchased $50.00 worth of shares of Elanco common stock at the reference price.
If, on the mandatory settlement date, the applicable market value is less than or equal to the threshold appreciation price but greater than or equal to the reference price of approximately $32.00, Elanco would be obligated to deliver a number of shares of Elanco common stock on the mandatory settlement date equal to $50.00, divided by the applicable market value. As a result, Elanco would retain all appreciation in the market value of Elanco common stock underlying each purchase contract between the reference price and the threshold appreciation price.
If, on the mandatory settlement date, the applicable market value is less than the reference price of approximately $32.00, Elanco would be obligated to deliver upon settlement of the purchase contract 1.5625 shares of Elanco common stock for each purchase contract, regardless of the market price of Elanco common stock. As a result, the holder would realize the entire loss on the decline in market value of the Elanco common stock underlying each purchase contract since the date of the pricing of Units.
Because the applicable market value of the common stock is determined over the settlement period, the number of shares of Elanco common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or VWAP) per share of the common stock on the last trading day in the settlement period. In addition, the holder will bear the risk of fluctuations in the market price of the shares of Elanco common stock deliverable upon settlement of the purchase contracts between the last trading day in the settlement period and the date such shares are delivered.
Early Settlement

Prior to the close of business on the second scheduled trading day immediately preceding February 1, 2023, the holder, as a holder of Units or a holder of separate purchase contracts, may elect to settle the holder’s purchase contracts early, in whole or in part, and receive a number of shares of Elanco common stock per purchase contract equal to the “early settlement rate” (and any cash payable for fractional shares). The early settlement rate is equal to the minimum settlement rate in effect on the early settlement date unless the holder elects to settle the holder’s purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of the holder’s purchase contracts a number of shares of Elanco common stock based on the “fundamental change early settlement rate” as described under “— Early Settlement Upon a Fundamental Change.”
The holder’s right to receive Elanco common stock (and any cash payable for fractional shares) upon early settlement of a purchase contract is subject to:
•delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract;
•if the Unit that includes such purchase contract or such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures; and
•payment by the holder of any transfer or similar taxes payable in connection with the issuance of Elanco common stock to any person other than the holder.
As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.
Upon surrender of the Unit or the separate purchase contract and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of Elanco common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).
If the holder complies with the requirements for effecting early settlement of the holder’s purchase contracts earlier than the close of business on any business day, then that day will be considered the “early settlement date.” If the holder complies with such requirements at or after the close of business on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to the close of business on the early settlement date, the shares of Elanco common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Elanco common stock by virtue of holding such purchase contract. The person in whose name any shares of Elanco common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of the close of business on the relevant early settlement date.
Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early and will no longer constitute a part of the Unit.
Early Settlement Upon a Fundamental Change
If a “fundamental change” occurs and the holder elects to settle the holder’s purchase contracts early in connection with such fundamental change, the holder will receive per purchase contract a number of shares of Elanco common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder delivers the holder’s early settlement notice to the purchase contract agent, and otherwise satisfies the requirements for effecting early settlement of the holder’s purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at the close of business on the 35th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding February 1, 2023) (the “fundamental change early settlement period”). This right is referred to as the “fundamental change early settlement right.”
A holder’s right to Elanco common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) upon early settlement in connection with a fundamental change is subject to compliance with the conditions described under “— Early Settlement.”
Upon surrender of the Unit or the separate purchase contract and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of Elanco common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) issuable as a result of the holder’s exercise of the fundamental change early settlement right on the second business day following the “fundamental change early settlement date” (as defined below).
If the holder complies with the requirements for effecting early settlement of the holder’s purchase contracts in connection with a fundamental change prior to the close of business on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If the holder complies with such requirements at or after the close of business on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”
Elanco will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things:
•the applicable fundamental change early settlement rate;
•if not Elanco common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement; and
•the deadline by which each holder’s fundamental change early settlement right must be exercised.
A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
(1)any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Elanco, any of its subsidiaries or any of Elanco’s and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Elanco common stock representing more than 50% of the voting power of Elanco common stock;
(2)the consummation of (A) any recapitalization, reclassification or change of Elanco common stock (other than changes resulting from a subdivision or combination) as a result of which Elanco common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Elanco pursuant to which Elanco common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Elanco and its subsidiaries, taken as a whole, to any person or persons other than one of its wholly owned subsidiaries;

(3)Elanco’s stockholders approve any plan or proposal for the liquidation or dissolution of Elanco; or
(4)Elanco common stock (or other common stock receivable upon settlement of the holder’s purchase contracts, if applicable) ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).
A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if (a) at least 90% of the consideration received or to be received by Elanco’s shareholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of Elanco common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (b) as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of the holder’s purchase contracts, if applicable, excluding cash payments for fractional shares.
Notwithstanding anything to the contrary herein, in no event shall the Acquisition (as defined in the purchase contract agreement) and related transactions constitute a fundamental change.
If any transaction in which Elanco common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to Elanco in the definition of “fundamental change” above shall instead be references to such other entity.
The “fundamental change early settlement rate” will be determined by Elanco by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:
•in the case of a fundamental change described in clause (2) of the definition of “fundamental change” in which all holders of shares of Elanco common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of Elanco common stock; and
•in all other cases, the stock price will be the arithmetic average of the VWAPs of Elanco common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”
The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$10.00	$20.00	$25.00	$32.00	$35.00	$38.40	$45.00	$60.00	$70.00	$80.00	$90.00	$100.00
January 27, 2020	1.5327	1.4646	1.4202	1.3688	1.3519	1.3364	1.3149	1.2925	1.2871	1.2846	1.2835	1.2830
May 1, 2020	1.5365	1.4731	1.4279	1.3740	1.3562	1.3397	1.3171	1.2938	1.2884	1.2861	1.2851	1.2846
August 1, 2020	1.5399	1.4818	1.4359	1.3794	1.3604	1.3429	1.3190	1.2950	1.2897	1.2875	1.2866	1.2862
November 1, 2020	1.5430	1.4908	1.4445	1.3851	1.3649	1.3462	1.3208	1.2961	1.2909	1.2889	1.2881	1.2877
February 1, 2021	1.5458	1.5002	1.4539	1.3912	1.3695	1.3494	1.3223	1.2970	1.2920	1.2902	1.2895	1.2893
May 1, 2021	1.5482	1.5097	1.4637	1.3975	1.3742	1.3525	1.3236	1.2977	1.2931	1.2915	1.2910	1.2908
August 1, 2021	1.5505	1.5199	1.4750	1.4047	1.3793	1.3556	1.3245	1.2982	1.2941	1.2929	1.2925	1.2924
November 1, 2021	1.5527	1.5301	1.4875	1.4129	1.3847	1.3585	1.3248	1.2986	1.2952	1.2943	1.2941	1.2940
February 1, 2022	1.5547	1.5402	1.5018	1.4223	1.3906	1.3611	1.3242	1.2988	1.2963	1.2957	1.2956	1.2956
May 1, 2022	1.5566	1.5492	1.5176	1.4334	1.3969	1.3629	1.3222	1.2989	1.2974	1.2972	1.2972	1.2972
August 1, 2022	1.5586	1.5565	1.5361	1.4486	1.4045	1.3630	1.3177	1.2993	1.2989	1.2988	1.2988	1.2988
November 1, 2022	1.5605	1.5605	1.5547	1.4732	1.4139	1.3576	1.3090	1.3005	1.3005	1.3005	1.3005	1.3005
February 1, 2023	1.5625	1.5625	1.5625	1.5625	1.4286	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021	1.3021
The exact stock price and effective date may not be set forth in the table above, in which case:
•if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-or 366-day year, as applicable;
•if the applicable stock price is greater than $100.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or
•if the applicable stock price is less than $10.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.
The maximum number of shares of Elanco common stock deliverable under a purchase contract is 1.5625, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”
Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
We will deliver the shares of Elanco common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) payable as a result of the holder’s exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date.
Prior to the close of business on the fundamental change early settlement date, the shares of Elanco common stock or other securities, if applicable, underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Elanco common stock or such other securities by virtue of holding such purchase contract. The person in whose name any shares of Elanco common stock or such other securities shall be deliverable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or such other securities as of the close of business on the fundamental change early settlement date.
Upon early settlement at the holder’s election upon a fundamental change of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change and will no longer constitute a part of the Unit.
If the holder does not elect to exercise their fundamental change early settlement right, the holder’s purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date, any subsequent early mandatory settlement date or the mandatory settlement date, as the case may be.
Early Mandatory Settlement at Elanco’s Election
Elanco has the right to settle the purchase contracts on or after November 1, 2020, in whole but not in part, on a date fixed by Elanco as described below at the “early mandatory settlement rate” described below. This right is referred to as Elanco “early mandatory settlement right.”
The “early mandatory settlement rate” will be the maximum settlement rate as of the date (the “notice date”) of the early mandatory settlement notice (as defined below).
The “closing price” per share of Elanco common stock (or any other security) on any day means:
•the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange;
•if Elanco common stock (or any other security) is not listed for trading on a relevant stock exchange on the relevant date, the last quoted bid price for Elanco common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; and
•if Elanco common stock (or any other security) is not so quoted, the average of the mid-point of the last bid and ask prices for Elanco common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Elanco for this purpose.
In the event Elanco elects to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require Elanco to repurchase some or all of their amortizing notes on the repurchase date and at the repurchase price, as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.” If Elanco exercises its early mandatory settlement right and the holder of any Unit does not require Elanco to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If Elanco exercises its early mandatory settlement right and the holder of any Unit requires Elanco to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

If Elanco elects to exercise its early mandatory settlement right, Elanco will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of Elanco’s election (the “early mandatory settlement notice”) and issue a press release announcing Elanco’s election. The early mandatory settlement notice will specify, among other things:
•the early mandatory settlement rate;
•the date on which Elanco will deliver shares of Elanco common stock (and any cash payable for fractional shares) following exercise of its early mandatory settlement right (the “early mandatory settlement date”), which will be on or after November 1, 2020 and at least five but not more than 20 business days following the notice date;
•that holders of Units and separate amortizing notes will have the right to require Elanco to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”);
•if applicable, the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”);
•if applicable, the last date on which holders of amortizing notes may exercise their repurchase right; and
•if applicable, the procedures that holders of amortizing notes must follow to require Elanco to repurchase their amortizing notes.
Elanco will deliver the shares of Elanco common stock (and any cash payable for fractional shares) to the holder on the early mandatory settlement date.
Prior to the close of business on the notice date, the shares of Elanco common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of Elanco common stock by virtue of holding such purchase contract. The person in whose name any shares of Elanco common stock shall be issuable following exercise of Elanco’s early mandatory settlement right will be treated as the holder of record of such shares as of the close of business on the notice date.
Adjustments to the Fixed Settlement Rates
The fixed settlement rates will be adjusted as described below, except that Elanco will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of Elanco common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of Elanco common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.
(a)  If Elanco issues common stock to all or substantially all of the holders of Elanco common stock as a dividend or other distribution, or if Elanco effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

where,
SR0  =  the fixed settlement rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date (as defined below) for such share split or share combination, as the case may be;
SR1  =  the fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;
OS0  = the number of shares of Elanco common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (in either case, prior to giving effect to such event); and
OS1  = the number of shares of Elanco common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination.
Any adjustment made pursuant to this clause (a) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be readjusted, effective as of the date Elanco’s board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of Elanco common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution or the open of business on the effective date for such share subdivision or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Elanco common stock. Elanco will not pay any such dividend or make any such distribution on shares of Elanco common stock held in treasury.
“Record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of Elanco common stock (or other applicable security) have the right to receive any cash, securities or other property or in which Elanco common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Elanco common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by Elanco’s board of directors or a committee thereof, or by statute, contract or otherwise).
“Effective date” means the first date on which the shares of Elanco common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.
(b) If Elanco issues to all or substantially all holders of Elanco common stock rights, options or warrants (other than rights issued pursuant to a stockholder rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase Elanco’s shares of Elanco common stock at a price per share less than the average of the closing prices (as defined under “— Early Mandatory Settlement at Elanco’s Election”) per share of Elanco common stock for the 10 consecutive trading day (as defined below) period ending on, and including, the trading day immediately preceding the date of announcement for such distribution per share of Elanco common stock, then each fixed settlement rate will be adjusted based on the following formula:

where,
SR0  = the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;
SR1 = the fixed settlement rate in effect immediately after the close of business on such record date;
OS0  = the number of shares of Elanco common stock outstanding immediately prior to the close of business on such record date;
X = the total number of shares of Elanco common stock issuable pursuant to such rights, options or warrants; and
Y = the total number of shares of Elanco common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices per share of Elanco common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.
Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be readjusted, effective as of the date Elanco’s board of directors (or a committee thereof) publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Elanco common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be readjusted, effective as of the date of such expiration or the date it is determined such shares will not be delivered, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Elanco common stock actually delivered.
In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of Elanco common stock at less than the average of the closing prices per share of Elanco common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by Elanco for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by Elanco’s board of directors, or a committee thereof.
For the purposes of this clause (b), the number of shares of Elanco common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Elanco common stock. Elanco will not issue any such rights, options or warrants in respect of shares of Elanco common stock held in treasury.
(c)  (1) If Elanco distributes to all or substantially all holders of Elanco common stock shares of Elanco’s capital stock (other than Elanco common stock), evidences of Elanco’s indebtedness, assets or rights, options or warrants to acquire Elanco’s capital stock, indebtedness or assets, excluding:
•any dividend or distribution (including share splits or share combinations) as to which an adjustment was effected pursuant to clause (a) above;

•any rights, options or warrants as to which an adjustment was effected pursuant to clause (b) above;
•except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;
•any dividend or distribution described in clause (d) below;
•distributions of exchange property in a transaction described in “— Recapitalizations, Reclassifications and Changes of Our Common Stock;” and
•any spin-off (as defined below) to which the provisions set forth below in clause (c)(2) shall apply;
then each fixed settlement rate will be adjusted based on the following formula:
where,
SR0  = the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
SR1  = the fixed settlement rate in effect immediately after the close of business on such record date;
SP0  = the average of the closing prices per share of Elanco common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and
FMV =  the fair market value (as determined by Elanco’s board of directors or a committee thereof) on the ex-date for such dividend or distribution, of the shares of Elanco’s capital stock, evidences of Elanco’s indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of Elanco common stock.
Notwithstanding the foregoing, if FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of Elanco common stock, the kind and amount of Elanco’s capital stock, evidences of Elanco’s indebtedness, assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of Elanco common stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.
Any adjustment made pursuant to this clause (c)(1) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that such dividend or distribution is not so made, each fixed settlement rate will be readjusted, effective as of the date Elanco’s board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. Elanco will not make any such distribution on shares of Elanco common stock held in treasury.
“Ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of Elanco common stock (or other applicable security) trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from Elanco or, if applicable, from the seller of Elanco common stock (or other applicable security) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
(c)  (2) In the event that Elanco makes a dividend or distribution to all or substantially all holders of Elanco common stock consisting of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of Elanco’s that, upon issuance, will be traded on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed settlement rate will be adjusted based on the following formula:
where,
SR0  = the fixed settlement rate in effect immediately prior to the open of business on the ex-date for the spin-off;
SR1  = the fixed settlement rate in effect immediately after the open of business on the ex-date for the spin-off;
FMV0  =  the average of the closing prices (as defined above, as if references to “Elanco common stock” therein were references to such capital stock or similar equity interest distributed to the holders of Elanco common stock) per share of the capital stock or similar equity interests so distributed applicable to one share of Elanco common stock for the 10 consecutive trading day period commencing on, and including, the ex-date date for the spin-off (the “valuation period”); and
MP0  = the average of the closing prices per share of Elanco common stock for the valuation period.
Any adjustment made pursuant to this clause (c)(2) will become effective immediately after the close of business on the last trading day of the valuation period but will be given effect as of immediately after the open of business on the ex-date of the spin-off. Because Elanco will make the adjustment to each fixed settlement rate with retroactive effect, Elanco will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of Elanco common stock issuable to a holder occurs during the valuation period until the second business day after the last date for determining the number of shares of Elanco common stock issuable to such holder with respect to such settlement occurs. In the event that such dividend or distribution described in this clause (c)(2) is not so made, each fixed settlement rate will be readjusted, effective as of the date Elanco’s board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared. Elanco will not make any such dividend or distribution on shares of Elanco common stock held in treasury.
(d) If Elanco makes a dividend or distribution consisting exclusively of cash to all or substantially all holders of Elanco common stock, excluding:
•any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as defined below) in exchange for shares of Elanco common stock; and
•any dividend or distribution in connection with Elanco’s liquidation, dissolution or winding up;
then each fixed settlement rate will be adjusted based on the following formula:

where,
SR0  =  the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
SR1  =  the fixed settlement rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0  =  the average of the closing prices per share of Elanco common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and
C =  the amount in cash per share Elanco distributes to holders of Elanco common stock.
If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of Elanco common stock, the amount of cash that such holder would have received if such holder owned a number of shares of Elanco common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.
Any adjustment made pursuant to this clause (d) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date Elanco’s board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared. Elanco will not make any such dividend or distribution on shares of Elanco common stock held in treasury.
For the purposes of this clause (d), in no event shall the Acquisition (as defined in the purchase contract agreement) and related transactions be deemed to be a liquidation, dissolution or winding up.
(e)  If Elanco or any of its subsidiaries successfully complete a tender or exchange offer for Elanco common stock where the cash and the value of any other consideration included in the payment per share of Elanco common stock validly tendered or exchanged exceeds the average of the closing prices per share of Elanco common stock for the 10 consecutive trading day period (the “averaging period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), then each fixed settlement rate will be adjusted based on the following formula:
where,
SR0 =  the fixed settlement rate in effect immediately prior to the close of business on the expiration date;
SR1  =  the fixed settlement rate in effect immediately after the close of business on the expiration date;

AC =  the aggregate value of all cash and the fair market value (as determined by Elanco’s board of directors, or a committee thereof) on the expiration date of any other consideration paid or payable for shares of Elanco common stock acquired pursuant to such tender offer or exchange offer;
OS1 =  the number of shares of Elanco common stock outstanding immediately after the expiration date, after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer;
OS0 =  the number of shares of Elanco common stock outstanding immediately prior to the expiration date, prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer; and
SP = the average of the closing prices per share of Elanco common stock over the averaging period.
Any adjustment made pursuant to this clause (e) will become effective immediately after the close of business on the expiration date. Because Elanco will make the adjustment to each fixed settlement rate with retroactive effect, Elanco will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of Elanco common stock issuable to a holder occurs during the averaging period until the second business day after the last date for determining the number of shares of Elanco common stock issuable to such holder with respect to such settlement occurs. In the event that Elanco is, or one of its subsidiaries is, obligated to purchase shares of Elanco common stock pursuant to any such tender or exchange offer, but Elanco is, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender or exchange offer had not been made.
To the extent that Elanco has a rights plan in effect with respect to Elanco common stock on any date for determining the number of shares of Elanco common stock issuable to a holder, the holder will receive, in addition to Elanco common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from Elanco common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if Elanco made a distribution to all holders of Elanco common stock as described in clause (c)(1) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
For purposes of this “— Adjustments to the Fixed Settlement Rates” section, “trading day” means a day on which:
•trading in Elanco common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant stock exchange, or, if Elanco common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which Elanco common stock (or such other security) is then listed or admitted for trading; and
•a closing price per share for Elanco common stock (or closing sale price for such other security) is available on such securities exchange or market.
If Elanco common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
In addition, subject to applicable law and the applicable listing standards of the NYSE (or any other securities exchange where Elanco common stock is listed) and in accordance with the provisions of the purchase contract agreement, Elanco may make such increases in each fixed settlement rate as Elanco determines to be in its best interests or Elanco deems advisable. Elanco may also (but is not required to) increase each fixed settlement rate in order to avoid or diminish any income tax to holders of Elanco common stock resulting from any dividend or distribution of shares of Elanco common stock (or issuance of rights, options or warrants to acquire shares of Elanco common stock) or from any event treated as such for income tax purposes or for any other reason. Elanco may only make such a discretionary adjustment if Elanco makes the same proportionate adjustment to each fixed settlement rate.
Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of Elanco common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.
The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:
•upon the issuance of any shares of Elanco common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Elanco’s securities and the investment of additional optional amounts in Elanco common stock under any plan;
•upon the issuance of any shares of Elanco common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Elanco or any of its subsidiaries;
•upon the repurchase of any shares of Elanco common stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the nature described in clause (e) above;
•for the sale or issuance of shares of Elanco common stock, or securities convertible into or exercisable for shares of Elanco common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, including the Acquisition, except as described in one of clauses (a) through (e) above;
•for a third-party tender offer;
•upon the issuance of any shares of Elanco common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;
•solely for a change in the par value of Elanco common stock;
•for accrued and unpaid interest, if any; or
•for any other issuance of shares of Elanco common stock or any securities convertible into or exchangeable for shares of Elanco common stock or the right to purchase shares of Elanco common stock or such convertible or exchangeable securities, except as described above, including in connection with the Acquisition and related transactions.
Whenever the fixed settlement rates are adjusted, Elanco will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each adjusted fixed settlement rate. In addition, Elanco will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Elanco will adjust the fundamental change early settlement rates at the time Elanco adjusts the fixed settlement rates. For the avoidance of doubt, if Elanco makes an adjustment to the fixed settlement rates, it will result in a corresponding adjustment to the early settlement rate and the early mandatory settlement rate. For the further avoidance of doubt, if Elanco makes an adjustment to the fixed settlement rates, no separate inversely proportionate adjustment will be made either to (i) the threshold appreciation price because it is equal to $50.00 divided by the minimum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001) or (ii) the reference price because it is equal to $50.00 divided by the maximum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001).
Whenever the terms of the purchase contracts require Elanco to calculate closing prices, VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value or the “stock price”), Elanco will make appropriate adjustments, if any, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-date, effective date or expiration date occurs during the period in which the closing prices, the VWAPs or such other prices or amounts are to be calculated.
Recapitalizations, Reclassifications and Changes of Elanco Common Stock
In the event of:
•any consolidation or merger of Elanco with or into another person (other than a merger or consolidation in which Elanco is the continuing or surviving corporation and in which the shares of Elanco common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of Elanco or another person;
•any direct or indirect sale, lease, assignment, transfer or conveyance of all or substantially all of Elanco’s consolidated property or assets;
•any reclassification of Elanco common stock into securities, including securities other than Elanco common stock (other than changes in par value or resulting from a subdivision or combination); or
•any statutory exchange of Elanco’s securities with another person (other than in connection with a merger or acquisition);
in each case, as a result of which Elanco common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of Elanco common stock would have been entitled to receive in connection with such reorganization event (such securities, cash and other property, the “exchange property” with each unit of exchange property being the kind and amount of exchange property that a holder of one share of Elanco common stock would have received in such reorganization event) and, prior to or at the effective time of such reorganization event, Elanco or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts. Notwithstanding anything to the contrary herein, in no event shall the Acquisition and related transactions constitute a reorganization event.
For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes Elanco common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Elanco common stock.
The number of units of exchange property Elanco will deliver for each purchase contract settled following the effective date of such reorganization event will be equal to the number of shares of Elanco common stock Elanco would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable settlement date, or such other settlement rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the close of business such purchase contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property, and such value will be determined, on any date of determination, with respect to:
•in the case of any publicly traded securities that comprise all or part of the exchange property, based on the VWAP of such securities on such date;
•in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and
•in the case of any other property that comprises all or part of the exchange property, based on the value of such property on such date, as determined by a nationally recognized independent investment banking firm retained by Elanco for this purpose.
In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, Elanco shall amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to: (x) provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable, as determined by the officer executing such amendment, to the adjustments described above under the heading “— Adjustments to the Fixed Settlement Rates;” and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for Elanco common stock (or other exchange property then underlying the purchase contracts). In establishing such anti-dilution and other adjustments referenced in the immediately preceding sentence, such officer shall act in a commercially reasonable manner and in good faith.
Fractional Shares
No fractional shares of Elanco common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Elanco common stock, calculated on an aggregate basis in respect of the purchase contracts being settled (provided that, so long as the Units are in global form, Elanco may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the VWAP of Elanco common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.
Legal Holidays
In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by Elanco or to any holder in respect of such delay.
Consequences of Bankruptcy
Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Elanco. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of Elanco common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of Elanco common stock at that time). If for any reason the accelerated purchase contracts are not settled by the delivery of Elanco common stock (for example, a bankruptcy court may prevent Elanco from delivering Elanco common stock in settlement of the accelerated purchase contracts), a holder may have a damage claim against Elanco for the value of the common stock that Elanco would have otherwise been required to deliver upon settlement of the purchase contracts. Elanco expects that any such damage claim that holders have against Elanco following such acceleration would rank equally with the claims of holders of Elanco common stock in the relevant bankruptcy proceeding. As such, to the extent Elanco fails to deliver Elanco common stock to the holders upon such an acceleration, the holders will only be able to recover damages to the extent holders of Elanco common stock receive any recovery.
Modification
The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:
•to evidence the succession of another person to Elanco, and the assumption by any such successor of the covenants and obligations of Elanco’s in the purchase contract agreement and the units and separate purchase contracts, if any;
•to add to the covenants for the benefit of holders of purchase contracts or to surrender any of Elanco’s rights or powers under the agreement;
•to evidence and provide for the acceptance of appointment of a successor purchase contract agent;
•upon the occurrence of a reorganization event, solely: (i) to provide that each purchase contract will become a contract to purchase exchange property; and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;
•to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and
•to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.
The purchase contract agreement will contain provisions permitting Elanco, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,
•reduce the number of shares of Elanco common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);
•change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;
•impair the right to institute suit for the enforcement of the purchase contracts; or
•reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.
In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee shall be provided an officer’s certificate and an opinion of counsel stating that the execution of such supplemental agreement is authorized or permitted by the purchase contract agreement, and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied.
Consolidation, Merger, Conveyance, Transfer or Lease
The purchase contract agreement will provide that Elanco will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:
•(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof, the District of Columbia or any territory thereof, and expressly assumes, by a supplement to the purchase contract agreement, all Elanco’s obligations under the purchase contract agreement; and
•immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the purchase contract agreement or the purchase contracts, has or will have occurred and be continuing.
Notwithstanding anything to the contrary herein, in no event shall the Acquisition and related transactions be limited by this “— Consolidation, Merger, Conveyance, Transfer or Lease.”
Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of Elanco’s properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.
Reservation of Common Stock
Elanco will at all times reserve and keep available out of Elanco’s authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.
Governing Law
The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement, the Units or the purchase contracts are governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial
The purchase contract agreement provides that Elanco, the purchase contract agent and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.

Information Concerning the Purchase Contract Agent
Deutsche Bank Trust Company Americas is the purchase contract agent. The purchase contract agent act as the agent for the holders of Units and separate purchase contracts from time to time but shall have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.
The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.
Elanco maintains banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.
Description of the amortizing notes
The amortizing notes were issued by Elanco pursuant to an indenture, between Elanco, as issuer, and Deutsche Bank Trust Company Americas, as trustee, dated August 28, 2018 and a related supplemental indenture, dated as of January 27, 2020, between Elanco and the trustee (collectively referred to herein as the “indenture”).
General
The amortizing notes were issued as a separate series of senior debt securities under the indenture. The amortizing notes were issued by Elanco in an aggregate initial principal amount of $79,207,700. The final installment payment date will be February 1, 2023. Elanco may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.
Each amortizing note initially forms a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2023 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, amortizing notes may be transferred separately from purchasing contracts.
Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.
Payments on amortizing notes issued as a global security will be made to DTC, or a successor depositary. In the event amortizing notes are issued in certificated form, installment payments will be made, at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at Elanco’s option by check mailed to the address of the persons entitled thereto. The amortizing notes are not guaranteed by any of Elanco’s subsidiaries.
There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Elanco that may adversely affect such holders, except to the extent set forth under “— Consolidation, Merger, Conveyance, Transfer or Lease.”
The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking
The amortizing notes are Elanco’s general unsecured senior obligations and rank equally in right of payment with all of Elanco’s other existing and future unsecured senior indebtedness and guarantees and are structurally subordinated to the indebtedness and other liabilities of Elanco’s subsidiaries. The amortizing notes rank senior to all of Elanco’s existing and future indebtedness, if any, that is subordinated to the amortizing notes. The amortizing notes are effectively subordinated to any of Elanco’s secured indebtedness to the extent of the collateral securing that indebtedness.
The amortizing notes are Elanco ‘s obligations exclusively, and are not the obligations of any of Elanco’s subsidiaries.
Elanco conducts its operations through its subsidiaries. Accordingly, Elanco’s ability to meet its obligations under the amortizing notes will depend on the generation of cash flow by its subsidiaries, including its international subsidiaries, and their ability to make such cash available to Elanco, by dividend, debt repayment or otherwise. Elanco ‘s subsidiaries are not obligated to pay dividends or make loans or distributions to Elanco and each subsidiary is a distinct legal entity, and under certain circumstances, legal, tax and contractual restrictions may limit Elanco’s ability to obtain cash from its subsidiaries. As a result, Elanco may not be able to cause such subsidiaries to distribute funds or provide loans sufficient to enable Elanco to meet its debt and other obligations, including obligations under the amortizing notes.
Installment Payments
Each amortizing note had an initial principal amount of $7.2007. On each February 1, May 1, August 1 and November 1, commencing on May 1, 2020 (each, an “installment payment date”), Elanco will pay, in cash, equal quarterly installments of $0.6250 on each amortizing note (except for the May 1, 2020 installment payment, which will be $0.6528 per amortizing note). Each installment payment will constitute a payment of interest (at a rate of 2.75% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “— Amortization Schedule.”
Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on January 15, April 15, July 15 and October 15, as applicable.
Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.
Amortization Schedule
The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
May 1, 2020	$0.6011	$0.0517
August 1, 2020	$0.5796	$0.0454
November 1, 2020	$0.5836	$0.0414
February 1, 2021	$0.5876	$0.0374
May 1, 2021	$0.5917	$0.0333
August 1, 2021	$0.5957	$0.0293
November 1, 2021	$0.5998	$0.0252
February 1, 2022	$0.6040	$0.0210
May 1, 2022	$0.6081	$0.0169
August 1, 2022	$0.6123	$0.0127
November 1, 2022	$0.6165	$0.0085
February 1, 2023	$0.6207	$0.0043

Repurchase of Amortizing Notes at the Option of the Holder
If Elanco elects to exercise its early mandatory settlement right with respect to the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require Elanco to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require Elanco to repurchase a portion of an amortizing note. Holders will not have the right to require Elanco to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts — Early Settlement” and “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”
The “repurchase date” will be a date specified by Elanco in the early mandatory settlement notice, which will be at least 20 but not more than 35 business days following the date of Elanco’s early mandatory settlement notice as described under “Description of the Purchase Contracts — Early Mandatory Settlement at Elanco’s Election” (and which may or may not fall on the early mandatory settlement date).
The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of 2.75%; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.
To exercise the holder’s repurchase right, the holder must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date occurs on or after the repurchase date and the holder has not separated their Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless the holders holds certificated amortizing notes (or Units), in which case the holder must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. The holder’s repurchase notice must state:

•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, the holder’s repurchase notice must comply with appropriate DTC procedures;
•the number of amortizing notes to be repurchased; and
•that the amortizing notes are to be repurchased by Elanco pursuant to the applicable provisions of the amortizing notes and the indenture.
The holder may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:
•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, the holder’s notice must comply with appropriate DTC procedures;
•the number of the withdrawn amortizing notes; and
•the number of amortizing notes, if any, that remain subject to the repurchase notice.
Elanco will be required to repurchase the amortizing notes on the repurchase date. The holder will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:
•such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and
•all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).
In connection with any repurchase offer pursuant to an early mandatory settlement notice, Elanco will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.
No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by Elanco of the payment of the repurchase price with respect to such amortizing notes).
Events of Default
Each of the following will be an “event of default” under the indenture with respect to the amortizing notes:
(1)default in the payment of any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;
(2)default in the payment of the repurchase price of any amortizing notes when the same shall become due and payable;

(3)Elanco’s failure to give notice of a fundamental change as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days;
(4)Elanco ‘s failure to perform for 90 days after notice any other covenant in the amortizing notes or the indenture; and
(5)certain events of bankruptcy or insolvency of Elanco, whether voluntary or not.
Notwithstanding anything to the contrary herein, in no event shall the consummation of the Acquisition and related transactions constitute an event of default under the indenture.
If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding amortizing notes may, by written notice to Elanco (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on the amortizing notes. In the case of an event of default described in clause (5) above, the principal amount of and accrued and unpaid interest, if any, on the amortizing notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
At any time after a declaration of acceleration with respect to the amortizing notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding amortizing notes, by written notice to Elanco and the trustee, may rescind and annul such declaration and its consequences if (1) Elanco has paid or deposited with the trustee a sum sufficient to pay (i) all overdue installments of interest on such amortizing notes, (ii) all principal of the amortizing notes which has become due otherwise than by such declaration of acceleration and any interest thereon, (iii) to the extent enforceable under applicable law, interest upon overdue installments of interest and principal, and (iv) amounts payable to the trustee and (2) all events of default, other than the non-payment of the principal with respect to the amortizing notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity reasonably satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the amortizing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the amortizing notes.
No holder of any amortizing notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•such holder has previously given to the trustee written notice of a continuing event of default with respect to the amortizing notes; and
•the holders of not less than 25% in principal amount of the outstanding amortizing notes have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the amortizing notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
Notwithstanding the foregoing, the holder of any amortizing note will have an absolute and unconditional right to receive payment of the principal of and any interest on that amortizing note on or after the due dates expressed in that amortizing note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The indenture requires Elanco to furnish to the trustee upon request a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the amortizing notes of any default or event of default (except in payment on any amortizing notes) with respect to the amortizing notes if it in good faith determines that withholding notice is in the interest of the holders of those amortizing notes.
Discharge and Defeasance of Indenture
After Elanco has deposited with the trustee, cash or government securities, in trust for the benefit of the holders of the amortizing notes, sufficient to pay the portion of all future scheduled installment payments constituting the payment of principal in respect of the amortizing notes and the portion of the repurchase price constituting the principal amount of the amortizing notes, and the portion of all future scheduled installment payments constituting the payment of interest in respect of the amortizing notes and the portion of the repurchase price constituting the accrued but unpaid interest on the amortizing notes when due, and satisfied certain other conditions, including (in the case of defeasance only) receipt of an opinion of counsel that holders of the amortizing notes will not recognize taxable gain or loss for United States federal income tax purposes, then:
•Elanco will be deemed to have paid and satisfied Elanco’s obligations on all outstanding amortizing notes, which is known as defeasance and discharge; or
•Elanco will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on amortizing notes, which is known as covenant defeasance.
When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, Elanco will no longer be liable for payments required by the terms of the amortizing notes and the holders thereof will be entitled only to the deposited funds. When there is a covenant defeasance, however, Elanco will continue to be obligated to make payments when due if the deposited funds are not sufficient.
Consolidation, Merger, Conveyance, Transfer or Lease
The indenture will provide that Elanco will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:
•(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof, the District of Columbia or any territory thereof, and expressly assumes, by supplemental indenture, the due and punctual payment of the installment payments on all amortizing notes and the performance of all of the covenants under the indenture; and
•immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the indenture, has or will have occurred and be continuing.
Notwithstanding anything to the contrary herein, in no event shall the Acquisition and related transactions be limited by this “— Consolidation, Merger, Conveyance, Transfer or Lease.”
Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of Elanco’s properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.
Modifications and Amendments
Elanco and the trustee may amend or supplement the indenture or the amortizing notes without consent of the holders to:
•cure any ambiguity, omission, defect or inconsistency in the indenture;
•provide for the assumption by a successor corporation as set forth in “— Consolidation, Merger, Conveyance, Transfer or Lease;”
•comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;
•to evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;
•secure the notes;
•add guarantees with respect to the notes;
•add covenants or events of default for the benefit of the holders or surrender any right or power conferred upon Elanco; and
•make any change that does not adversely affect the rights of any holder in any material respect.
In addition, Elanco may modify and amend the indenture or the amortizing notes as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding amortizing notes; provided, however, that Elanco may not make any modification or amendment to the indenture or the amortizing notes without the consent of each holder affected thereby if that modification or amendment will:
•change any installment payment date or reduce the amount owed on any installment payment date;
•reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes Elanco’s obligation to make such payment;
•reduce the percentage in principal amount of amortizing notes whose holders must consent to an amendment of the indenture;
•make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the indenture; or
•impair the right of any holder to receive payment of principal and interest on such holder’s amortizing notes on or after the due dates therefor or the right to institute suit for the enforcement of any such payment on or after the due dates therefor.

Governing Law
The indenture and the amortizing notes are governed by and construed in accordance with the laws of the State of New York.
Waiver of Jury Trial
The indenture provides that Elanco and the trustee will waive their respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.
Information Concerning the Trustee
Deutsche Bank Trust Company Americas is the trustee under the indenture for the amortizing notes. Elanco and certain of its affiliates maintain deposit accounts and banking relationships with Deutsche Bank Trust Company Americas. Affiliates of Deutsche Bank Trust Company Americas have purchased, and are likely to purchase in the future, Elanco’s securities and securities of its affiliates.
As trustee under the indenture, Deutsche Bank Trust Company Americas will perform only those duties that are specifically described in the indenture unless an event of default under the indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the indenture at the request of any holder of amortizing notes unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result.
Deutsche Bank Trust Company Americas administers its corporate trust business at 60 Wall Street, 24th Floor, New York, NY 10005 or such other address as it may notify to Elanco from time to time.
Book-Entry Procedures and Settlement
The Units, the separate purchase contracts and the separate amortizing notes have been issued under a book-entry system in the form of global securities. Elanco has registered the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.
Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon Elanco’s instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, a purchaser may encounter difficulties in its ability to own, transfer or pledge beneficial interests in a global security.
So long as the depositary or its nominee is the registered owner of a global security, Elanco, the trustee and the purchase contract agent will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, owners of beneficial interests will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in their name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, owners of beneficial interests will have to rely on the procedures of the depositary and the participant in the depositary through whom they hold their beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. Elanco understands that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.
As long as the separate amortizing notes are represented by the global securities, Elanco will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither Elanco nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and beneficial owners will have to rely on the procedures of the depositary and its participants.
Settlement
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Definitive Securities and Paying Agents
Book-entry securities represented by a global security will be exchanged for definitive (paper) securities only if:
•the depositary is at any time unwilling or unable to continue as depositary for such security or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by Elanco within 90 days; or
•an Event of Default with respect to the amortizing notes, or any failure on the part of Elanco to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and a beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.
The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.
If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.
Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to Elanco and the trustee such security or indemnity and such evidence of ownership as Elanco and the trustee may require.
In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of Elanco’s paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of Elanco’s paying agents. Elanco also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office specified in the purchase contract agreement or the indenture, as applicable. A form of such instrument of transfer will be obtainable at the relevant office. Upon surrender, Elanco will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. Elanco will not charge any fee for the registration of transfer or exchange, except that Elanco may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.
Notices
So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. So long as the amortizing notes are in the form of global securities, any notice will be deemed to have been given on the date given to DTC or the alternative clearing system, as the case may be.